                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )
--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Information Statement
[X] Definitive Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

                     FRESENIUS MEDICAL CARE HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                     FRESENIUS MEDICAL CARE HOLDINGS, INC.

                            ------------------------

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 3, 1998

To the Shareholders:

     Notice is hereby given that the 1998 Annual Meeting of Shareholders of Fresenius Medical Care Holdings, Inc., a New York corporation (the "Company"), will be held at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts on Wednesday, June 3, 1998 at 2:00 p.m. for the following purposes:

        1. To elect three directors of the Company, one of whom will be a Class II director and two of whom will be Class III directors; and

        2. To transact any and all other business that may properly come before the meeting.

     All shareholders of record at the close of business on April 24, 1998 are entitled to notice of and to vote at this meeting.

     The Company's audited financial statements, together with certain other information concerning the Company, are included in the Company's Annual Report on Form 10-K which is enclosed herewith.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                            By order of the Board of Directors,

                                            WILLIAM F. GRIECO
                                            General Counsel, Vice President and
                                            Secretary

Lexington, Massachusetts
April 30, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1

PROPOSAL 1 -- ELECTION OF DIRECTORS.........................    2

EXECUTIVE COMPENSATION......................................    5

REPORT OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COM-
  PENSATION.................................................    9

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MAN-
  AGEMENT...................................................   11

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   13

INDEPENDENT PUBLIC ACCOUNTANTS..............................   14

OTHER MATTERS...............................................   14

                             INFORMATION STATEMENT

                                  INTRODUCTION

     This Information Statement, dated April 30, 1998, is furnished in connection with the 1998 Annual Meeting of Shareholders of Fresenius Medical Care Holdings, Inc. (the "Company") to be held at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts on Wednesday, June 3, 1998 at 2:00 p.m., and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the notice of such meeting.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     It is expected that this Information Statement will be mailed to shareholders on or about April 30, 1998.

     The complete mailing address of the Company's principal executive office is Two Ledgemont Center, 95 Hayden Avenue, Lexington, Massachusetts 02173 (telephone (781) 402-9000).

     Only shareholders of record at the close of business on April 24, 1998 are entitled to vote at the Annual Meeting and any adjournments thereof. At that record date, the following voting shares of the Company were outstanding:

                                                        SHARES      VOTES PER
                       CLASS                         OUTSTANDING      SHARE
                       -----                         -----------    ---------
6% Preferred Stock.................................       36,460       160
Class A Preferred Stock............................       16,176        16
Class B Preferred Stock............................       21,483        16
Class D Special Dividend Preferred Stock...........   89,062,316       0.1
Common Stock.......................................   90,000,000         1

     Holders of all shares will vote together as a single class on all matters expected to be acted on at the Annual Meeting.

     Appraisal rights are not available to shareholders with respect to any matter expected to be acted upon at the Annual Meeting.

THE MERGER

     All of the Company's Common Stock (the "Common Stock") is currently held by Fresenius Medical Care AG ("Fresenius Medical Care"). On September 30, 1996, the Company completed a Merger (the "Merger") described in detail in the Joint Proxy Statement-Prospectus of Fresenius Medical Care, the Company and Fresenius USA, Inc. ("Fresenius USA") dated August 2, 1996. The Merger was accomplished pursuant to the Agreement and Plan of Reorganization dated as of February 4, 1996, as amended, among the Company, Fresenius Aktiengesellschaft ("Fresenius AG") and Fresenius USA. Shareholders of the Company approved the Merger on September 16, 1996. On September 27, 1996, pursuant to the Distribution Agreement, dated February 4, 1996, the Company distributed to its common shareholders (the "Distribution") 100% of the capital stock of Grace Holding, Inc., a Delaware corporation and formerly a wholly-owned subsidiary of the Company ("New Grace"), which holds all of the assets and liabilities formerly held by the Company, other than those of its wholly-owned subsidiary, National Medical Care, Inc. ("NMC"). Immediately following the Distribution, (i) the Company was recapitalized so that each holder of shares of the Company's Common Stock received one share of Class D Special Dividend Preferred Stock ("Class D Preferred Stock") for each share of the Company's Common Stock held of record as of the close of business on September 27, 1996 and (ii) the Company's name was changed to Fresenius National Medical Care Holdings, Inc. Thereafter, WRG Merger Sub Inc., a New York corporation and a wholly-owned subsidiary of Fresenius Medical Care, merged with and into the Company with the Company as the surviving corporation. As a result of the Merger, the Company became a subsidiary of Fresenius Medical Care. Following the Merger, Fresenius Medical Care contributed all of the outstanding common stock of Fresenius USA

("Fresenius USA Common Stock") to the Company. In June 1997, the Company's name was changed to Fresenius Medical Care Holdings, Inc.

     The Annual Report on Form 10-K of the Company, including the Company's audited consolidated financial statements for the year ended December 31, 1997, is being mailed to the Company's shareholders with this Information Statement. The Annual Report on Form 10-K is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

     At the date hereof, management of the Company has no knowledge of any business other than that described in the notice for the Annual Meeting which will be presented for consideration at such Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     On June 12, 1997 Article Fifth of the Company's Certificate of Incorporation was amended to eliminate the classification of the Board of Directors into three classes with staggered three-year terms. The amendment to Article Fifth instituted annual elections for directors as the terms for which their respective classes have been elected expire. For instance, the terms of the Class II director and Class III directors expire at the Annual Meeting; accordingly the shareholders will vote to elect such directors for new one-year. At the 1999 annual meeting, the terms of the Class I and all other directors will expire, shareholders will vote on one-year terms for all directors, and directors will no longer be referred to by class. Until the termination of Board classification is fully effective, any person elected to fill a Board vacancy in the Class I directors will be elected to serve until the next annual meeting and, at that time, a candidate will be elected to serve for the remaining term of the Class I director.

     As discussed above, it is anticipated that one Class II director and two Class III directors will each be elected for a one-year term. The name and biography of the nominees are set forth below under "Nominee." The names and biographies of the continuing directors are set forth below under "Continuing Directors."

     Under the laws of the State of New York (in which the Company is incorporated), the election of directors requires the affirmative vote of a plurality of the shares represented at the Annual Meeting. The holders of all classes of the Company's Preferred Stock and the Common Stock will vote as a single class on Proposal 1. Fresenius Medical Care intends to vote in favor of this proposal. Accordingly, Proposal 1 will be approved even if all other shares currently outstanding that are not held by Fresenius Medical Care vote against the proposal. Abstentions will have no effect as to the outcome of Proposal 1.

NOMINEES

     At the Annual Meeting it is intended that one Class II and two Class III directors be elected to hold office until the 1999 annual meeting and until their successors shall have been duly elected and qualified. The nominees listed below have been designated as such by the Board of Directors, and it is anticipated that the nominees will be candidates when the election is held. However, if for any reason a nominee is not a candidate at that time, a substitute nominee will be designated by the Company. The nominees are currently directors of the Company.

                NAME                   AGE             POSITION WITH THE COMPANY
                ----                   ---             -------------------------
CLASS II DIRECTOR
  Ben J. Lipps.......................   57   Director, President and Chief Executive
                                             Officer
CLASS III DIRECTORS
  Hans-Ulrich Sutter.................   49   Director
  Udo Werle..........................   53   Director

     Ben J. Lipps has been President, Chief Executive Officer and a director of the Company since 1996. He has served as President, Chief Executive Officer, Chief Operating Officer and a director of Fresenius USA since October 1989, and in various capacities with Fresenius USA's predecessor since 1985. Mr. Lipps joined

Dow Chemical Company in 1966 and led the research team that developed the first hollow fiber dialyzer between 1967 and 1969. Prior to joining Fresenius USA's predecessor, Mr. Lipps was a Vice President of Research and Development for Cordis Dow Corporation.

     Hans-Ulrich Sutter has been a Director of the Company since April 1, 1998. Mr. Sutter was appointed as a Member of the Management Board of Fresenius Medical Care effective July 1, 1997 and has served as Chief Financial Officer of Fresenius Medical Care since July 1997. Mr. Sutter was previously a member of the management committee of the German subsidiary of Proctor & Gamble Company and had served that company in different capacities for more than 24 years. In his last position with Proctor & Gamble Mr. Sutter was responsible for the Finance and Controlling function of its European tissue business.

     Udo Werle has been Chairman of the Board of Directors since January 1998, a director of the Company since 1996 and has served as Treasurer of the Company until August 1997. Mr. Werle has served as a member of the Management Board and Chief Financial Officer of Fresenius Medical Care since 1996 and was appointed Chairman of the Management Board effective January 1, 1998. Mr. Werle has also served as a Chief Financial Officer and Labor Relations Director of Fresenius AG since January 1994. Mr. Werle was previously a member of the Management Board of ABB Kraftwerke AG, Mannheim. In his last position as President of ABB Power Ventures Ltd., Zurich/Mannheim, he was responsible for all cooperation and joint ventures of the Power Generation segment. Mr. Werle joined ABB Power Ventures Ltd. in 1970.

CONTINUING DIRECTORS

                NAME                   AGE             POSITION WITH THE COMPANY
                ----                   ---             -------------------------
CLASS I DIRECTORS
  Geoffrey W. Swett..................   49   Director and Vice President
  William F. Grieco..................   44   Director, General Counsel, Vice President and
                                             Secretary

                   CLASS I DIRECTORS -- TERM EXPIRING IN 1999

     Geoffrey S. Swett has been a director and Vice President of the Company since 1996. Mr. Swett has spent over 16 years with NMC and is currently President of the Dialysis Services Division ("DSD"). Prior to his current position, he was a Senior Vice President in DSD. Before joining NMC, Mr. Swett worked in various administration positions within various hospitals. Mr. Swett received his undergraduate degree from Harvard University.

     William F. Grieco has been a director, General Counsel and Secretary of the Company since 1996 and has served as a Vice President of the Company since April 1, 1998. Mr. Grieco joined NMC in October 1995 as Senior Vice President and General Counsel. Mr. Grieco is also a director of PHC, Inc., a provider of inpatient and outpatient alcohol, drug and psychiatric treatment. Prior to October 1995, Mr. Grieco was a partner in the law firm of Choate, Hall & Stewart, where he maintained a diversified health care practice. Mr. Grieco received his undergraduate degree and his law degree from Boston College, and a graduate degree in health policy and management from Harvard University.

THE BOARD OF DIRECTORS

     The Company's Board of Directors is responsible for the affairs of the Company.

     During 1997, the Board held one meeting but acted by unanimous written consent of its members on seven occasions. Messrs. Lipps, Werle, Grieco and Swett were elected to the Board in connection with the closing of the Merger. Mr. Sutter was elected to the Board as of April 1, 1998. Mr. Lipps was re-elected to the Board at the 1997 Annual Meeting of Shareholders. The Company has no standing Compensation Committee, Audit Committee or Nominating Committee.

     Dr. Krick resigned as Chairman of the Board effective December 31, 1997.

EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

                NAME                   AGE             POSITION WITH THE COMPANY
                ----                   ---             -------------------------
Ben J. Lipps.........................   57   President, Chief Executive Officer and
                                             Director
Geoffrey W. Swett....................   49   Vice President and Director
William F. Grieco....................   44   General Counsel, Vice President, Secretary and
                                             Director
Jerry A. Schneider...................   50   Vice President, Chief Financial Officer and
                                             Treasurer
J. Michael Lazarus, M.D..............   60   Senior Vice President of Clinical Quality and
                                             Medical Director

     Each officer was elected to hold office until he resigns or is removed by the Board of Directors.

     For a biography of Messrs. Lipps, Werle and Sutter, see "Nominees" above. For biographies of Mr. Swett and Mr. Grieco, see "Continuing Directors" above.

     J. Michael Lazarus, M.D. has been the Senior Vice President of Clinical Quality and Medical Director of the Company since 1996. Prior to joining the Company Dr. Lazarus maintained a private practice in internal medicine and nephrology from 1963 to 1996 and was a senior physician at Brigham and Women's Hospital in Boston Massachusetts from 1992 to 1996. Dr. Lazarus is board certified in internal medicine and nephrology and is currently an Associate Professor of Medicine at Harvard Medical School. Dr. Lazarus received his undergraduate degree from the University of North Carolina at Chapel Hill and is a 1963 graduate of Tulane University School of Medicine.

     Mr. Schneider has been the Vice President, Chief Financial Officer and Treasurer of the Company since August 18, 1997. From January 1995 to July 1997 Mr. Schneider was Chief Financial Officer of Grancare, Inc., a provider of long term nursing, rehabilitation and pharmacy services. Prior to his position with Grancare, Inc., Mr. Schneider was the President of J. & K. Alan Company, Ltd., a London-based provider of investment and management services, from 1991 to 1994. Mr. Schneider received his undergraduate degree from the University of California at Berkeley and his J.D. degree from Loyola University of Los Angeles.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The Company is sometimes referred to as "Grace" below when discussing compensation plans and policies in existence prior to the Merger, in order to distinguish such plans and policies from those currently in effect. The following table summarizes the total compensation paid or to be paid by the Company and its subsidiaries for services rendered during 1995, 1996 and 1997 to Ben Lipps, Chief Executive Officer of the Company, Geoffrey W. Swett, William F. Grieco, J. Michael Lazarus, M.D. and Jerry A. Schneider, the four other most highly compensated executive officers of the Company or its subsidiaries (the "Specified Executives"):
                           Summary Compensation Table

                                                                                                    LONG-TERM
                                                                                                   COMPENSATION
                                                           ANNUAL COMPENSATION                ----------------------
                                               --------------------------------------------     AWARDS      PAYOUTS
                                                                                 OTHER        SECURITIES      LTIP       ALL OTHER
       NAME AND PRINCIPAL                                                    COMPENSATION     UNDERLYING    PAYOUTS    COMPENSATION
            POSITION                           YEAR  SALARY($)   BONUS($)         ($)         OPTIONS(#)     ($)(1)         ($)
       ------------------                      ----  ---------   --------   ---------------   -----------   --------   -------------
Ben J. Lipps(3)                                1997    600,000         0                              0           0       33,996(10)
  President, Chief Executive Officer           1996    225,000   200,000                                                  34,373(10)
  and Director                                 1995    225,000   200,000                        450,000(4)                34,195(10)

Geoffrey W. Swett                              1997    294,231         0                          1,800(8)  229,766        5,056(2)
  Vice President and                           1996    192,480   268,305(6)                                 336,420        4,056(2)
  Director                                     1995    157,134   108,577                                    174,119        2,124(2)

William F. Grieco                              1997    278,942         0                          1,800(8)                 5,056(2)
  General Counsel, Vice                        1996    225,000   260,000(6)                                                1,748(2)
  President, Secretary and Director            1995     32,885    25,000                                                     176(2)

J. Michael Lazarus, M.D.                       1997    430,769         0                          2,500(8)                 5,056(2)
  Senior Vice President of                     1996    205,384   235,000(6)                                                  792(2)
  Clinical Quality and Medical
    Director

Jerry A. Schneider                             1997    112,500    75,000(7)      33,303(9)      126,801(5)                   352(2)
  Vice President, Chief Financial
    Officer and Treasurer

---------------

 (1) The amounts in this column for 1997 and 1996 represent awards earned under Grace's Long-Term Incentive Program ("LTIP") for respectfully, the 1995-1998 Performance Period and the 1993-1995 Performance Period. The amounts in this column for 1995 represent the third and final installment of awards earned under the LTIP for the 1990-1992.

 (2) Represents the value of the group term life insurance premiums paid by the Company and the Company's contributions to the respective officer's 401(k) plan. Mr. Grieco was not eligible to participate in the Company's 401(k) plan in 1995. Mr. Schneider was not eligible to participate in the Company's 401(k) plan in 1997. Dr. Lazarus was not eligible to participate in the Company's 401(k) plan in 1995 and 1996.

 (3) During 1995, 1996 and 1997, Mr. Lipps' compensation was paid by Fresenius USA and by Seratronics, Inc. ("Seratronics"), which was managed by Fresenius USA. In each year listed above, Seratronics paid $66,500 of salary and $0 of bonus to Mr. Lipps.

 (4) Represents options granted to Mr. Lipps by Fresenius USA. In 1996, Mr. Lipps exercised such options and resold the shares, as well as other shares of Fresenius USA Common Stock, to Fresenius USA. See "Certain Relationships and Related Transactions -- Relationships and Transactions with Directors and Executive Officers -- Securities Repurchases."

 (5) Represents 125,001 options with respect to American Depository Shares ("ADSs") representing Fresenius Medical Care Preference Shares, which were granted to Mr. Schneider under the Fresenius Medical Care 1996 Stock Incentive Plan (the "1996 FMC Plan") and options with respect to 1,800 Fresenius Medical Care Preference Shares, which were granted to Mr. Schneider as 1997 bonus compensation under the Fresenius Medical Care 1998 Stock Incentive Plan (the "1998 FMC Plan").

 (6) Constitutes payments made in accordance with the Retention Bonus Program adopted by the Grace Board of Directors on February 4, 1996. See
     "-- Retention Bonus Program."

 (7) Represents a $75,000 signing bonus paid upon Mr. Schneider's commencement of employment in August 1997. See "Executive Compensation -- Employment Agreements" for additional information concerning 1997 bonus awards Mr. Schneider.

 (8) Represents the number of options to purchase Fresenius Medical Care Preference Shares which were granted as a bonus under the 1998 FMC Plan.

 (9) Represents (a) $33,284 attributable to the value of relocation expenses paid by the Company in 1997 in connection with Mr. Schneider's relocation to Massachusetts and (b) interest in excess of 120% of the applicable federal long-term rate on compensation payable during 1997 but deferred at Mr. Schneider's election pursuant to the Company's deferred compensation plan.

(10) These amounts include the value of (a) the Company's contribution to Mr. Lipps' 401(k) plan, (b) the Company's payment of group term life insurance premiums and (c) the Company's payment of premiums attributable to a supplemental life insurance policy and a supplemental disability insurance policy in the amount of $30,128.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The Company does not currently have a stock option plan. However, executive officers and certain employees of the Company and its subsidiaries are eligible to participate in the 1996 FMC Plan and the 1998 FMC Stock Plan. Options were granted in December 1997 under the 1996 FMC Plan to certain executive officers and employees of the Company, including Mr. Schneider. Options were granted in April 1998 under the 1998 FMC Plan to Messrs., Swett, Grieco and Schneider and Dr. Lazarus. See "Certain Relationships and Related
Transactions -- Relationships and Transactions with Executive Officers -- Loans to Officers under the Stock Incentive Plans."

     The following table sets forth information concerning stock options granted in 1997, including the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects. The options shown below became exercisable in three approximately equal annual installments beginning one year after the date of grant.

                                                  1997 GRANTS
                              ----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                NUMBER     % OF TOTAL                                ASSUMED ANNUAL RATES OF STOCK
                              OF SHARES     OPTIONS                                  PRICE APPRECIATION FOR OPTION
                              UNDERLYING   GRANTED TO   EXERCISE                                  TERM
                               OPTIONS     EMPLOYEES      PRICE       EXPIRATION     ------------------------------
            NAME               GRANTED      IN 1997     ($/SHARE)        DATE            5%                 10%
            ----              ----------   ----------   ---------     ----------     -----------        -----------
Jerry A. Schneider..........   125,001(1)     38.5%      $18.53     December, 2007   $1,456,689         $3,691,536

---------------

(1) Options granted to Mr. Schneider in 1997 under the 1996 FMC Plan vest over a three-year period.

PENSION ARRANGEMENTS

     Most of the Company's employees who work 900 hours or more per year are covered by the Fresenius Medical Care North America Retirement Plan (the "FMC Retirement Plan"), effective as of the first day of the month following their date of hire. Under this basic retirement plan, pension benefits are based upon
(1) the number of years of the covered employee's credited service (subject to a maximum of 30), (2) the covered employee's final average earnings for the 60 consecutive months in which his or her compensation on any July 1 was highest during the last 120 months of continuous participation, and (3) the social security covered compensation (the average social security tax base for the 35 years prior to the covered employee's 65th birthday).

     The annual retirement benefit under the FMC Retirement Plan consists of the sum of (1) 0.85% of the covered employee's final average earnings multiplied by his or her years of benefit service, and (2) 0.65% of the covered employee's final average earnings greater than his or her social security covered compensation base multiplied by his or her years of benefit service.

     The following table shows the annual pensions payable under the FMC Retirement Plan for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the covered employee retired at age 65 on December 31, 1997, with benefits payable on a straight life annuity basis.

                                                     YEARS OF CREDITED SERVICE
                                      --------------------------------------------------------
                                         10          15          20          25          30
                                       YEARS       YEARS       YEARS       YEARS       YEARS
                                       -----       -----       -----       -----       -----
$  100,000..........................  $ 12,977    $ 19,465    $ 25,953    $ 32,422    $ 38,930
   200,000..........................    27,977      41,965      55,953      69,942      83,930
   300,000..........................    42,977      64,465      85,953     107,442     128,930
   400,000..........................    57,977      86,965     115,953     144,942     173,930
   500,000..........................    72,977     109,465     145,953     182,442     218,930
   600,000..........................    87,977     131,965     175,953     219,942     263,930
   700,000..........................   102,977     154,465     205,953     257,442     308,930
   800,000..........................   117,977     176,965     235,953     294,942     353,930
   900,000..........................   132,977     199,465     265,953     332,442     398,930
 1,000,000..........................   147,977     221,965     295,953     369,942     443,930
 1,100,000..........................   162,977     244,465     325,953     407,442     488,930
 1,200,000..........................   177,977     266,965     355,953     444,942     533,930
 1,300,000..........................   192,977     289,465     385,953     482,442     578,930
 1,400,000..........................   207,977     311,965     415,953     519,942     623,930
 1,500,000..........................   222,977     334,465     445,953     557,442     668,930

     Messrs. Grieco, Swett, Schneider and Dr. Lazarus had 2.2, 17.9, .4 and 1.8 years of credited service, respectively, under the FMC Retirement Plan at year-end 1997. For the purposes of that plan, the average compensation of the highest consecutive five years of the last ten years of credited service was $180,573 for Mr. Swett. No such average compensation can be computed for Mr. Grieco, Dr. Lazarus, and Mr. Schneider since they have less than five years of credited service. Mr. Lipps is not presently covered by the FMC Retirement Plan.

DIRECTORS' COMPENSATION AND CONSULTING ARRANGEMENTS

     The directors of the Company are not compensated for their services as such. For information with respect to compensation paid by the Company and its subsidiaries to Mr. Lipps and Messrs. Grieco and Swett, see the Summary Compensation Table above. Information with respect to compensation paid by Fresenius USA to its directors is provided below. Except as disclosed with respect to compensation by Fresenius USA below, Mr. Werle and Dr. Krick did not receive compensation from the Company and its subsidiaries in 1997. Except as described below regarding compensation paid to directors of Fresenius USA, Mr. Werle and Dr. Krick received all of their 1997 compensation from Fresenius AG, Fresenius Medical Care, and subsidiaries of Fresenius Medical Care other than the Company and its subsidiaries.

     In 1997 non-employee directors of Fresenius USA received a directors fee. Dr. Krick and Mr. Werle received a directors fee in the amount of $60,000 and $40,000, respectively.

EMPLOYMENT AGREEMENTS

     Pursuant to an employment agreement between Fresenius USA and Mr. Lipps, which became effective as of January 1, 1992 and was modified effective January 1, 1997 (the "Modification"), Mr. Lipps was required to devote substantially all of his business efforts and time to serving as the President of Fresenius USA, subject to his also serving as the President and Chief Executive Officer of Seratronics. Mr. Lipps receives from Fresenius USA an annual base salary of $600,000, and is eligible to participate in the Company's management bonus plan (the "FMC Bonus Plan") based on the attainment of certain sales and profits targets set annually by management and reviewed by the Company's Board of Directors. Under the FMC Bonus Plan, Mr. Lipps can earn a bonus equal to forty percent of his base salary with a maximum bonus of one hundred percent of his base salary. Fresenius USA and Mr. Lipps agreed that Fresenius USA's obligations in respect of such salary and bonus are decreased by amounts payable to Mr. Lipps by Seratronics. Seratronics is wholly-owned by Anderson Group, Inc. Mr. Francis E. Baker, a member of the Fresenius USA Board until consummation of the Merger, is the President of Andersen Group, Inc. In connection with the Merger, Mr. Lipps became President, Assistant Secretary and a director of the Company, and now performs services for the Company and its other subsidiaries. Under the terms of his employment agreement, Mr. Lipps is entitled to reimbursement during 1997 and 1998 only, for (a) expenses incurred in connection with renting and maintaining a residence in the State of California and (b) reasonable expense incurred in connection with commuting to and from his California residence twice each month. Mr. Lipps also was granted stock options with respect to 120,000 shares of Fresenius USA Common Stock at an exercise price of $3.125 per share, which were fully vested as of December 31, 1995. Mr. Lipps' employment agreement is terminable upon 30 days' advance notice by Fresenius USA, in which event Mr. Lipps is owed one year's base salary payable over the year following such termination plus $100,000 payable upon such termination. The agreement may also be terminated by Mr. Lipps upon one year's notice, as well as by Fresenius USA upon termination for cause and under certain other circumstances. Upon any such termination, Fresenius USA may require that Mr. Lipps refrain, for up to two years, from carrying on a business in competition with Fresenius USA's business, in which event Fresenius USA must pay an additional annual amount to Mr. Lipps equal to his annual salary (or, if greater, the aggregate premiums on certain life and disability policies carried by Mr. Lipps). The foregoing description of Mr. Lipps' employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which was filed with the SEC as an exhibit to Fresenius USA's Annual Report on Form 10-K for the year ended December 31, 1992. A copy of the Modification is to be filed with the SEC in May 1998 as an exhibit to the Company's Form 10-Q for the period ended March 31, 1998.

     Pursuant to the terms of an employment agreement, between Mr. Schneider and the Company, which became effective August 18, 1997 and was amended effective September 18, 1997, Mr. Schneider receives an annual base salary of $325,000 and is eligible to participate in the FMC Bonus Plan. Upon commencement of his employment Mr. Schneider received a signing bonus of $75,000. Under the FMC Bonus Plan, Mr. Schneider can earn, subject to the Company's attainment of specified financial objectives, a bonus of forty percent of his base salary with a maximum bonus of one hundred percent of his base salary. For 1997 Mr. Schneider was entitled to a make a one-time election with regard to the payment of his incentive compensation by electing: (a) to receive either a guaranteed payment of $100,000 when executive bonus payments were made in 1998 (the "Guaranteed Payment"); or (b) to fully participate in the FMC Bonus Plan, without pro-ration for 1997, and to receive such payment in 1998 based on actual funding of the FMC Bonus Plan; or (c) to have NMC purchase his former residence for its appraised value not to exceed $75,000 over his adjusted cost basis. Mr. Schneider has elected the Guaranteed Payment option but has not yet received payment of this bonus award from the Company. In addition, Mr. Schneider is entitled to reimbursement for: (a) the difference between the sales price of his former personal residence and its adjusted cost basis in such property and (b) certain costs incurred in connection with his relocation to Massachusetts. Mr. Schneider was granted options under the 1996 FMC Plan to purchase 125,001 ADS's representing Fresenius Medical Care Preference Shares at $18.53 per share, vesting over three years. The term of Mr. Schneider's employment agreement is two years commencing August 18, 1997 and may be terminated by the Company for cause and under certain other circumstances. In the event Mr. Schneider's employment agreement is terminated for any reason other than cause, or if Mr. Schneider terminates his employment agreement because of a breach of its terms by the Company, Mr. Schneider is entitled to his base salary and a continuation of his benefits for a period of two years from the date of such termination. The foregoing description of Mr. Schneider's employment agreement does not purport to be complete and is qualified in its entirety by referenced to such agreement, which is to be filed with the SEC in May 1998 as an exhibit to the Company's Form 10-Q for the period ended March 31,1998. See " Certain Relationships and Related Transactions - Loans to Officers"

RETENTION BONUS PROGRAM

     On February 4, 1996, the Grace Board of Directors adopted a Retention Bonus Program to encourage certain key employees to stay with the Company through the closing date of a possible spinoff, merger or sale. There were guaranteed award and contingent award components to the Retention Bonus Program. For executive officers, guaranteed awards were set at 75% to 150% of their respective annual salaries and were subject to the executive officer remaining with the Company through the above-described closing date. Contingent awards were based on the achievement of certain cash flow targets and the allocation of the contingent award pool was based on the relative contribution of the various businesses and departments to the consolidated results. For 1996, the cash bonus awards paid to Messrs. Swett and Grieco and Dr. Lazarus consisted solely of payments under the Retention Bonus Program. No further amounts are due or payable pursuant to the Retention Bonus Program.

RESIGNATIONS OF EXECUTIVE OFFICERS

     Mr. Werle resigned as Treasurer of the Company effective August 21, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Lipps and Werle are each directors of the Company and, as such, participate in the deliberations of the Company's Board of Directors concerning executive officer compensation. Each of such individuals is also a member of the Management Board of Fresenius Medical Care, and Mr. Werle is a member of the Management Board of Fresenius AG. For information regarding certain transactions between the Company or its subsidiaries on the one hand and Fresenius Medical Care or Fresenius AG on the other, see "Certain Relationships and Related Transactions."

                        REPORT OF THE BOARD OF DIRECTORS
                        REGARDING EXECUTIVE COMPENSATION

OVERALL PHILOSOPHY

     The Company's overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company's business strategy and long-term goals, and that it should give employees incentives to enhance stockholder value. The key elements of executive compensation are base salary, annual cash incentive (bonus) awards and/or annual incentive bonus stock options for non-voting preference shares of Fresenius Medical Care, the Company's parent corporation. Base salary is intended primarily to reward past performance; annual cash bonus and stock option incentives are intended primarily to reward achievement of specific performance goals during the year; and stock options are designed primarily to foster an identity of interest between the employee and Fresenius Medical Care.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Lipps' compensation currently consists of a base salary and cash incentive (bonus) awards. Mr. Lipps' base salary was set under the terms of his employment agreement with Fresenius USA, Inc., which became a wholly-owned subsidiary of the Company in connection with the Merger. Mr. Lipps' base compensation under that agreement, which was increased from $225,000 to $600,000 effective January 1, 1997 was based on competitive pay practices, his individual experience and breadth of knowledge and other subjective factors. Future increases to his base salary are expected to be determined primarily on the basis of his individual performance and contribution and involve the application of both quantifiable and subjective criteria. Mr. Lipps does not presently hold options under either the 1996 FMC Plan or the 1998 FMC Plan but is eligible to receive awards under the 1998 FMC Plan. Mr. Lipps abstained from all Board discussions and actions relating to his compensation.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     Mr. Lipps makes recommendations to the Board of Directors concerning the base salaries, annual cash and/or stock option incentive awards and stock option awards for the executive officers of the Company other than himself. Annual cash and/or stock option incentive awards are granted based on the achievement of financial targets and individual performance. The number of stock options to be granted to any particular executive is based primarily on that person's perceived ability to help the Company achieve its goals as well as that person's base salary and potential bonus.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to executive officers named in the Summary Compensation Table of the Information Statement, unless such compensation is performance-based and satisfies certain other conditions. The Company intends to the extent practicable to qualify all payments of compensation under Section 162(m).

                                            William F. Grieco
                                            Ben J. Lipps
                                            Hans-Ulrich Sutter
                                            Geoffrey W. Swett
                                            Udo Werle

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 24, 1998 certain information with respect to each person who is known by the Company to own beneficially more than 5% of each class of the voting securities of the Company, each director of the Company, each nominee for director of the Company, certain executive officers and all directors and officers of the Company as a group.

                                                                 SHARES
                                                              BENEFICIALLY      PERCENTAGE
           NAME AND ADDRESS OF BENEFICIAL OWNERS                 OWNED           OF CLASS
           -------------------------------------              ------------      ----------
COMMON STOCK:
Fresenius Medical Care AG(1)
  Borkenberg 14
  61440 Oberursel
  Germany...................................................   90,000,000         100.0%
  All directors and executive officers as a group...........            0             0
6% PREFERRED STOCK:
Grace Institute(2)
  c/o Marine Midland Bank
  P.O. Box 1329
  Buffalo, New York 14240...................................        2,949           8.1%
  Various former executive officers and others, with respect to the W.R. Grace & Co. Retirement Plan for Salaried
     Employees(3)...........................................        9,648(T)(S)    26.5%
  All directors and executive officers as a group...........            0             0
CLASS A PREFERRED STOCK:
Namanco & Co.
  P.O. Box 426
  Exchange Place Station
  69 Montgomery Street
  Jersey City, New Jersey 07303.............................        2,803          17.3%
  All directors and executive officers as a group...........            0             0
CLASS B PREFERRED STOCK:
Namanco & Co.
  P.O. Box 426
  Exchange Place Station
  69 Montgomery Street
  Jersey City, New Jersey 07303.............................        5,143          23.9%
  Various former executive officers and others, with respect to the W.R. Grace & Co. Retirement Plan for Salaried
     Employees(3)...........................................          959(T)(S)     4.4%
  All directors and executive officers as a group...........            0             0
CLASS D PREFERRED STOCK:
Ben J. Lipps................................................          100            (4)
  All directors and executive officers as a group...........          100            (4)

---------------

(1) Fresenius AG owns 50.3% of the outstanding Fresenius Medical Care Ordinary Shares and none of the Fresenius Medical Care Preference Shares. The share capital of Fresenius AG consists of Fresenius AG Ordinary Shares and non-voting preference shares, nominal value DM 5 per share ("Fresenius AG Preference Shares"), both of which are issued only in bearer form. Accordingly, Fresenius AG has no way of determining who its shareholders are or how many shares any particular shareholder owns. However, under the German Stock Corporation and Securities Law, holders of voting securities of a German company listed on a stock exchange within the European Union are obligated to notify the company of certain levels of holdings.

    Fresenius AG has been informed that the Else Kroner-Fresenius-Stiftung (the "Foundation") owns 55.96% of the Fresenius AG Ordinary Shares. The Foundation serves to promote medical science, primarily in the fields of research and treatment of illnesses, including the development of apparatuses and preparations. The Foundation may promote only those research projects the results of which will be generally accessible to the public. The Foundation further serves to promote the education of physicians or of others concerned with the treatment and care of sick persons, primarily those working in the field of dialysis, as well as to promote the education of particularly gifted pupils and students. The administrative board of the Foundation consists of Mr. Hans Kroner (Chairman), Mr. Hans Goring (Vice Chairman), Frankfurt/Main and Professor Dr. Volker Lang, Gauting. Until May 1, 1996, Mr. Kroner was a member of the Supervisory Board of Fresenius AG (the "Fresenius AG Supervisory Board"). Pursuant to the terms of the will of the late Mrs. Else Kroner, under which the Foundation acquired most of its shares, Mrs. Kroner's executors exercise voting and dispositive power over the shares held by the Foundation. The executors under Mrs. Kroner's will are Mr. Kroner, Dr. Alfred Stiefenhofer and Dr. Karl Schneider. Mr. Kroner's address is Dipl. Volkswirt Hans Kroner, Postfach 1852, 61288 Bad Homburg v.d.H., Germany. Dr. Stiefenhofer's address is Norr, Stiefenhofer & Lutz, Brienner Strasse 28, 80333 Munich, Germany. Dr. Stiefenhofer is Chairman of the Fresenius AG Supervisory Board. Dr. Schneider's address is Dr. Schneider, Werderstrasse 42, 68165 Mannheim, Germany. Dr. Schneider is a member of the Fresenius AG Supervisory Board. Fresenius AG has been informed that AW-Beteiligungs-GmbH ("AW") owns 9% of the Fresenius AG Ordinary Shares and 11.25% of the Fresenius AG Preference Shares, and that H.O.F. -- Beteiligungs-GmbH ("HOF") owns 22.4% of the Fresenius AG Ordinary Shares. According to published reports, HOF is 50%-owned by Dresdner Bank AG and 50%-owned by the Foundation. Pursuant to a pooling agreement relating to the shares held by AW and HOF, the Foundation has voting power over the shares held by AW and HOF. Accordingly, through
    (i) their dispositive power over the shares of Fresenius AG held by the Foundation and (ii) their power to direct the vote of the shares held by the Foundation (including the shares subject to the pooling agreement), Mr. Kroner, Dr. Stiefenhofer and Dr. Schneider may be deemed to beneficially own (under the rules of the Commission, as distinguished from the German concept of beneficial ownership), 87.36% of the voting shares of Fresenius AG. To the best of the knowledge of Fresenius Medical Care AG, as of December 31, 997, members of the Fresenius AG Management Board, as a group, did not hold any Fresenius AG Ordinary Shares or Fresenius AG Preference Shares, other than the shares beneficially owned by Mr. Kroner, Dr. Stiefenhofer and Dr. Schneider.

(2) This entity is not affiliated with the Company.

(3) W.R. Grace & Co. -- Conn. assumed sponsorship of the W.R. Grace & Co. Retirement Plan for Salaried Employees in connection with the Merger.

(4) Less than 1%.

(T) Shares owned by trust and other entities as to which the person has the power to direct voting and/or investment.

(S) Shares as to which the person shares voting and/or investment power with others.

OWNERSHIP AND TRANSACTIONS REPORTS

     Under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding shares of a class of the Company's equity securities registered under the Exchange Act are required to file reports with the SEC concerning their ownership of and transactions in the shares of such class; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As described above, Fresenius Medical Care acquired all of the Common Stock of the Company in connection with the closing of the Merger on September 30, 1996. Accordingly, the Company has entered into certain relationships and related transactions with Fresenius Medical Care and Fresenius AG.

INVESTMENTS BY FRESENIUS MEDICAL CARE

     Fresenius Medical Care is the beneficial owner of all 90,000,000 outstanding shares of the Company's Common Stock. Fresenius Medical Care owns no shares of the Company's Preferred Stock.

     The practical effect of its ownership of all outstanding shares of the Company's Common Stock is to give Fresenius Medical Care an absolute majority of the voting power attributable to the Company's voting securities with respect to all matters in which the classes vote together. Accordingly, Fresenius Medical Care possesses the ability, through its voting power and its power to elect a majority of the Company's directors, to approve any actions requiring the vote of the Company's shareholders, other than matters which materially affect the rights of the holders of a particular class.

GUARANTEES OF THE COMPANY

     The Company has executed a Subsidiary Guarantee in connection with a Senior Subordinated Indenture dated as of November 27, 1996 (the "Indenture"), under which Fresenius Medical Care was the Issuer. The Indenture was executed in connection with the offering of 9% Trust Preferred Securities of Fresenius Medical Care Capital Trust, a statutory business trust formed under the laws of the State of Delaware. The proceeds of the offering of the 9% Trust Preferred Securities were used to purchase 9% Subordinated Notes of Fresenius Medical Care, and thereafter to repay indebtedness under a credit facility entered into by NMC and a syndicate of banks in connection with the Merger (the "Credit Agreement")

     The Company has also executed a Subsidiary Guarantee in connection Senior Subordinated Indentures dated as of February 13, 1998 (together, the "1998 Indentures") under which Fresenius Medical Care was the issuer. The 1998 Indentures were executed in connection with the offering of (a) 7 7/8% USD Trust Preferred Securities of Fresenius Medical Care Capital Trust II and (b) 7 3/8% DM Trust Preferred Securities of Fresenius Medical Care Capital Trust III statutory business trusts formed under the laws of the State of Delaware. The proceeds of the offering of the 7 7/8% and 7 3/8% Trust Preferred Securities were used to purchase, respectively, 7 7/8% and 7 3/8% Subordinated Notes of Fresenius Medical Care and thereafter to repay certain outstanding indebtedness including an approximately $250 million permanent reduction of the credit facility under the Credit Agreement and for general corporate purposes

MATERIAL CONTRACTS BETWEEN FRESENIUS AG AND FRESENIUS USA AND
BETWEEN FRESENIUS MEDICAL CARE AND FRESENIUS USA

     Prior to the Merger, Fresenius AG and Fresenius USA were parties to numerous contracts and transactions with each other, both in the ordinary course of business and otherwise. Fresenius Medical Care acquired all of Fresenius AG's rights under such contracts and transactions. The following summarizes such contracts and transactions during year ended December 31, 1997.

     Products. During 1997, Fresenius USA purchased $53.2 million of hemodialysis equipment and supplies from Fresenius Medical Care. Such products were initially purchased pursuant to a distribution agreement entered into in 1991 and under which Fresenius USA acted as sole North American distributor for Fresenius AG products for treatment of ESRD by hemodialysis. Prices charged under that agreement were negotiated each year by the parties based on Fresenius AG's estimated costs and desired profit margins, taking into account the competitive environment in the U.S. market, and did not exceed the average of the prices charged to Fresenius AG's other affiliated distributors. By its terms, this distribution agreement terminates on the earlier of December 31, 2011 or the date Fresenius AG loses the power to elect 51% of the Fresenius USA Board. Fresenius AG assigned this distribution agreement to Fresenius Medical Care in connection with the Merger. In 1994, Fresenius USA and Fresenius AG entered into a distribution agreement for certain of Fresenius AG's intensive care and diagnostic products, including the Fresenius AS 104 Cell Separator.

Fresenius USA plans to transfer this business to Fresenius AG. Also during 1997, 1996 and 1995, Fresenius USA sold products to Fresenius AG and certain of its subsidiaries having aggregate sales prices of approximately $2.9 million, $1.3 million, and $2.5 million respectively.

RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers (or members of their families) and/or businesses with which they are affiliated. See "Executive Compensation -- Directors' Compensation and Consulting Arrangements" for a discussion of certain other relationships and related transactions.

     Securities Repurchases. In September 1996, Mr. Lipps sold options to purchase 450,000 shares of Fresenius USA Common Stock to Fresenius USA at a price of $5.25 per option ($2,362,500 in the aggregate). Such 450,000 options, together with options exercised prior to his sale of the underlying shares to Fresenius USA, represented all of the options to purchase Fresenius USA Common Stock held by him.

     Loans to Officers. In connection with Mr. Schneider's' hiring as Chief Financial Officer of the Company, NMC has provided Mr. Schneider with a bridge loan in the original amount of $450,000 to purchase his personal residence in Massachusetts. The note is payable on demand within thirty days of the sale of Mr. Schneider's former personal residence. The loan has no stated interest rate. Mr. Schneider paid approximately $287,000 of the outstanding principal amount of this loan on April 20, 1998.

     Loans to Officers under Stock Incentive Plans. To comply with German corporate law requirements, award grants under the 1996 FMC Plan and the 1998 FMC Plan are in the form of non-assignable and non-transferable convertible bonds ("Bonds") and a corresponding nonrecourse employee loan from Fresenius Medical Care ("Employee Loans") secured solely by the Bonds with respect to which it was made. The Bonds have a (Deutschemark (DM) denominated) face amount equal to the aggregate nominal (par) value of the Fresenius Medical Care Preference Shares into which the Bonds are convertible (in the form of Preference Shares under the 1998 FMC Plan or ADSs under the 1996 FMC Plan) and bear interest at a rate determined by the Fresenius Medical Care Management Board. The Employee Loans have a DM denominated principal amount equal to the related Bonds and bear interest at the same rate. On conversion of a Bond, the employee (if a U.S. citizen or resident) will pay a conversion payment equal to the fair market value (determined as of the day following the date of grant) of the underlying ADSs or Preference Shares as the case may be. A portion of the conversion payment will be used to repay the Employee Loan, and interest on the Employee Loan will be offset by interest payable on the Bonds. Because the terms of the Employee Loan and Bond match in all respects, award recipients pay nothing and receive nothing with respect to the Bonds and the Employee Loans. A ruling from the Internal Revenue Service will be requested that these arrangements are the functional equivalent of nonqualified employee stock options, and Bonds may not be converted until a satisfactory ruling has been received. In connection with the grant of awards under the 1996 FMC Plan in December 1997, an Employee Loan was made to Mr. Schneider of DM 208,335.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP have been selected as the Company's independent public accountants and auditors for 1998. Management of the Company expects that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 OTHER MATTERS

FORM 10-K

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed by the Company with the SEC, is being provided to you with this Information Statement. ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, MAY BE OBTAINED WITHOUT

CHARGE BY CONTACTING THE SECRETARY OF THE COMPANY, TWO LEDGEMONT CENTER, 95 HAYDEN AVENUE, LEXINGTON, MASSACHUSETTS 02173 (TELEPHONE: (781) 402-9000).

OTHER BUSINESS

     The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, management of the Company will have discretion to act in accordance with its best judgment.

PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder wishing to submit a proposal for inclusion in the Proxy Statement for the 1999 Annual Meeting pursuant to the shareholder proposal rules of the SEC should submit the proposal in writing to William F. Grieco, General Counsel, Vice President and Secretary, Fresenius Medical Care Holdings, Inc., Two Ledgemont Center, 95 Hayden Avenue, Lexington, Massachusetts 02173. The Company must receive a proposal by March 1, 1999 in order to consider it for inclusion in the Information Statement with respect to the 1999 annual meeting.

     In addition, the Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communication relating to those By-law provisions should be directed to Mr. Grieco at the above address.